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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Graham-Field Health Products, Inc. for the registration of 50,000 shares of its common stock pertaining to the Graham-Field Health Products, Inc. Bargaining Employees' 401(k) Plan and the Graham-Field Health Products, Inc. Nonbargaining Employees' 401(k) Plan of our report dated March 10, 1997 (except for Note 2, paragraph 5, as to which the date is August 28, 1997), with respect to the consolidated financial statements and schedule of Graham-Field Health Products, Inc. included in its Annual Report (Form 10-K/A-3) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Melville, New York
December 30, 1997